Exhibit 99.1

Contacts:	For Media:	John Calagna (212) 578-6252

	For Investors:	John Hall (212) 578-7888

DAVID L. HERZOG NAMED TO METLIFE’S BOARD OF DIRECTORS

NEW YORK, Oct. 21, 2016 – MetLife, Inc. (NYSE: MET) today announced that David L. Herzog has been elected to its board of directors, effective immediately.

Herzog most recently served as executive vice president and chief financial officer of American International Group (AIG). He joined American General Corporation in 2000 as executive vice president and chief financial officer of the Life division. Following AIG’s acquisition of American General in 2001, he was also named chief operating officer and chief financial officer for the combined domestic life insurance companies. After that, he held various executive positions including vice president, Life Insurance; vice president and chief financial officer, Global Life Insurance; and comptroller.

Prior to joining American General, Herzog served as chief financial officer of GenAmerica Corp, as controller at Family Guardian Life, and as an audit supervisor with Coopers & Lybrand.

“I am pleased to welcome David to MetLife’s board of directors,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc. “A highly respected leader, David brings more than three decades of life insurance and financial service expertise to MetLife. His financial acumen and deep knowledge of the business make him a valuable addition to the board.”

Herzog is currently a director on the board of AMBAC Financial Group. He previously was a member of the Federal Advisory Committee on Insurance, which provides advice and recommendations directly to the Federal Insurance Office. Herzog has also served on the boards of AERCAP Holdings NV and International Lease Finance Corporation, as well as numerous operating insurance subsidiary boards. Herzog’s other memberships include the Strategic Development Board at the University of Missouri Business School and the Investment Advisory Committee at University of Missouri.

Herzog received his Bachelor of Science degree in accounting from University of Missouri-Columbia and his Master of Business Administration degree in finance and economics from the University of Chicago. He holds the designations of Certified Public Accountant (CPA) and Fellow, Life Management Institute (FLMI).

With the addition of Herzog, the MetLife board is now comprised of 13 directors, 12 of whom are independent.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.